Exhibit 99.1

Alico, Inc. Announces Financial Results for the Fourth Quarter and Fiscal Year Ended September 30, 2021 and Provides Initial Fiscal Year 2022 Financial Guidance

Fort Myers, FL, December 7, 2021 - Alico, Inc. (“Alico” or the “Company”) (Nasdaq: ALCO) today announces financial results for the fourth quarter and fiscal year ended September 30, 2021, the highlights which are as follows:

•

Company reports net income attributable to Alico, Inc. common stockholders of $34.9 million and EBITDA of $65.5 million for the fiscal year 2021.  After adjusting for certain non-recurring items, Company reports adjusted net income attributable to Alico, Inc. common stockholders of $4.6 million and adjusted EBITDA of $25.3 million.

•	Company’s fiscal year 2021 financial results in line with net income, EBITDA and adjusted EBITDA guidance; exceeds adjusted net income guidance.
•

Company sold approximately 19,800 acres of Alico Ranch land during fiscal year 2021 and used cash proceeds to purchase additional citrus acres, prepay certain debt obligations and increase common stock dividend.

•	Company maintains a strong balance sheet with a working capital ratio of 2.46 to 1.00 and has reduced its debt-to-equity ratio to 0.51 to 1.00.
•	Company provides net income, EBITDA, adjusted net income and adjusted EBITDA guidance for fiscal year 2022.

Results of Operations

For the fiscal year ended September 30, 2021, the Company reported net income attributable to Alico common stockholders of approximately $34.9 million, compared to net income attributable to Alico common stockholders of approximately $23.7 million for the fiscal year ended September 30, 2020. The net income for the fiscal year ended September 30, 2021 was in line with the Company’s most recent net income guidance of $33.0 to $38.5 million. For the fiscal year ended September 30, 2021, the Company had earnings of $4.64 per diluted common share, compared to earnings of $3.16 per diluted common share for the fiscal year ended September 30, 2020. As previously reported throughout the 2021 fiscal year, the increase in net income attributable to Alico common stockholders is primarily due to (i) higher gains on sales of real estate, property and equipment and assets held for sale recorded in the fiscal year ended September 30, 2021, as compared to the same period in fiscal year 2020 and (ii) an increase in the market price per pound solids for citrus fruit this past 2020/2021 harvest season because of favorable industry supply dynamics. Partially offsetting this increase has been a reduction in both box production and average pound solids per box of citrus fruit for the fiscal year ended September 30, 2021, as compared to the fiscal year ended September 30, 2020.

For the fiscal year ended September 30, 2021, the Company’s EBITDA of $65.5 million was in line with the Company’s most recent EBITDA guidance of $64.0 million to $72.0 million.

When both periods are adjusted for certain non-recurring items, the Company had an adjusted net income of $0.62 per diluted common share for the fiscal year ended September 30, 2021, compared to an adjusted net loss of $0.14 per diluted common share for the fiscal year ended September 30, 2020. Adjusted EBITDA for the fiscal years ended September 30, 2021 and 2020 was $25.3 million and $17.9 million, respectively, representing a 41.2% increase.

These financial results reflect the seasonal nature of the Company’s business. The majority of the Company’s citrus crop is harvested in the second and third quarters of the fiscal year; consequently, most of the Company's gross profit and cash flows from operating activities are typically recognized in those quarters and the Company’s working capital requirements are typically greater in the first and fourth quarters of the fiscal year.

The Company reported the following financial results:

	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2021	2020	Change		2021	2020	Change

Net (loss) income attributable to Alico, Inc. common stockholders	$(972)	$17,204	$(18,176)	NM	$34,859	$23,662	$11,197	47.3%
EBITDA (1)	$3,487	$27,846	$(24,359)	(87.5)%	$65,535	$51,588	$13,947	27.0%
Adjusted EBITDA (1)	$1,324	$1,098	$226	20.6%	$25,267	$17,897	$7,370	41.2%
(Loss) earnings per diluted common share	$(0.13)	$2.29	$(2.42)	NM	$4.64	$3.16	$1.48	46.8%
Net cash (used in) provided by operating activities	$(17,104)	$(20,072)	$2,968	(14.8)%	$16,504	$1,049	$15,455	NM

(1) See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures.

NM – Not Meaningful

Alico Citrus Division Results

Citrus production for the fiscal years ended September 30, 2021 and 2020 is summarized in the following table.

	Fiscal Year Ended
	September 30,		Change
	2021	2020	Unit	%
Boxes Harvested:
Early and Mid-Season	2,519	3,146	(627)	(19.9)%
Valencias	3,779	4,165	(386)	(9.3)%
Total Processed	6,298	7,311	(1,013)	(13.9)%
Fresh Fruit	61	267	(206)	(77.2)%
Total	6,359	7,578	(1,219)	(16.1)%
Pound Solids Produced:
Early and Mid-Season	13,598	17,947	(4,349)	(24.2)%
Valencias	22,042	25,631	(3,589)	(14.0)%
Total	35,640	43,578	(7,938)	(18.2)%
Pound Solids per Box:
Early and Mid-Season	5.40	5.70	(0.30)	(5.3)%
Valencias	5.83	6.15	(0.32)	(5.2)%
Price per Pound Solids:
Early and Mid-Season	$2.32	$1.74	$0.58	33.3%
Valencias	$2.54	$1.95	$0.59	30.3%

For the fiscal year ended September 30, 2021, Alico Citrus harvested approximately 6.4 million boxes of fruit, a decrease of 16.1% from the prior fiscal year. The decrease was principally attributable to greater fruit drop. However, the Company’s decline in harvested production was substantially lower than the USDA citrus report, in which the USDA reported a 21.7% decline in the total orange crop for the current harvest season, as compared to the prior year. As anticipated, the Company saw an increase in its average realized/blended price per pound solids rise from $1.86 in the prior fiscal year to $2.46 in fiscal year 2021, largely due to increased consumption of not-from-concentrate orange juice by retail consumers since March 2020, as evidenced by published Nielsen data. This increased consumption resulted in decreased inventory supply levels at Florida citrus juice processors and thus the increased positive effect on pricing. Based on the latest Nielsen data, consumption continues to remain strong, and the Company anticipates market prices in the 2021/2022 harvest season to be consistent or slightly above this past season’s market prices.

The Company’s harvesting activities were not impacted by the coronavirus pandemic, and there were no disruptions in delivering fruit to the processors. Additionally, to date, the Company has not experienced any material challenges to its operations from COVID-19.

Land Management and Other Operations Division Results

Land Management and Other Operations includes lease income from grazing rights leases, hunting leases, a farm lease, a lease to a third party of an aggregate mine, leases of oil extraction rights to third parties and other miscellaneous income.

Income from operations for the Land Management and Other Operations Division improved for the fiscal year ended September 30, 2021 by $1.2 million, compared to the prior fiscal year. This improvement was primarily due to the Company no longer pursuing its dispersed water storage project and, therefore, incurring no water conservation expenses during fiscal year 2021. On September 10, 2020, the Company sold approximately 10,700 acres on the western part of Alico Ranch to the State of Florida. Because the acreage involved in that sale was critical to the Company’s planned dispersed water storage project, the Company abandoned the permit approval process. As mentioned previously, the Company anticipates it will have no future water conservation expenses incurred relating to the dispersed water storage project. This improvement was partially offset by a reduction in the leased acreage relating to grazing and hunting leases. The reduction in the leased acreage was due to the sale of certain acres, which were previously included under these lease arrangements, thus resulting in fewer acres now being leased under these grazing and hunting leases.

Management Comment

John Kiernan, President and Chief Executive Officer, commented “Overall, we are pleased with our financial results for fiscal year 2021. We saw a significant increase in our adjusted EBITDA over the prior year as a result of increased fruit market prices, the expansion of our caretaking management services, and continued stringent control over our expenses, specifically as it relates to general and administrative expenses, which declined by approximately 8% over the prior year, when excluding one-time non-recurring items. These results were achieved despite box production and average pound solids per box production challenges that were largely due to the higher drop rate for citrus in Florida this past season.

“Market prices for fruit improved because consumption of not-from-concentrate orange juice remained strong throughout fiscal year 2021, which led to reduced inventory levels at the processors. As we commence our current harvest season and look out to fiscal year 2022, we are encouraged to see consumption of not-from-concentrate orange juice remaining strong, and processor inventories are at lower-than-normal levels. We believe market prices for fiscal year 2022 should remain near or above those recorded in the 2020/2021 harvest season. Additionally, our continued careful management of expenses, and the fact that some of our recent tree plantings since fiscal year 2018, are starting to produce fruit, leaves us fairly optimistic that we can earn improved net income and adjusted EBITDA in fiscal year 2022.”

Mr. Kiernan continued “Our initiative for selling non-core land assets continued throughout fiscal year 2021, during which we sold approximately 19,800 acres from the Alico Ranch to various third parties. We received proceeds, net of taxes, of approximately $28 million. These proceeds were deployed in an effort to generate greater returns for our investors, including being used to purchase additional citrus acres, to prepay a portion of our fixed-rate debt, and to significantly increase our quarterly dividend from $0.18 per common share to $0.50 per common share.  We will continue to pursue additional opportunistic ranch land sales and intend to use these future proceeds in similar ways that will be designed to continue to generate greater returns for our stockholders.”

Other Corporate Financial Information

General and administrative expenses for the fiscal year ended September 30, 2021 was approximately $9.5 million, compared to approximately $11.0 million for the fiscal year ended September 30, 2020. The decrease for the fiscal year ended September 30, 2021, as compared to the fiscal year ended September 30, 2020, was attributable to (i) a reduction in legal expense of approximately $0.8 million, primarily resulting from the receipt of insurance proceeds for the reimbursement of legal fees in the amount of approximately $0.7 million during the fiscal year ended September 30, 2021 relating to corporate legal matters, (ii) a reduction in stock compensation expense of approximately $0.2 million in light of the fact that in the prior fiscal year, in January 2020, certain stock options had vested, which in turn resulted in an acceleration of expense in that prior fiscal quarter, (iii) a reduction in payroll expenses for the fiscal year ended September 30, 2021 of approximately $0.3 million relating to the resignation of a senior manager in December 2019 and the reduction in other administrative personnel made during fiscal year 2021 and (iv) a reduction in pension expense related to the Company’s deferred retirement benefit plan of approximately $0.2 million as a result of the Company terminating such plan and paying out each of the plan participants in August 2020 and, therefore, incurring no further pension costs subsequent to August 30, 2020. Partially offsetting this decrease was the Company’s incurring of approximately $0.2 million in corporate advisory fees in the fiscal year ended September 30, 2021.

Other income, net, for the fiscal years ended September 30, 2021 and 2020 was approximately $31.9 million and approximately $24.5 million, respectively. The increase in other income, net was primarily due to the Company recognizing significant gains on sales of real estate, property and equipment and assets held for sale in both fiscal years. For the fiscal year ended September 30, 2021, the Company recorded gains on sale of real estate, property and equipment and assets held for sale of approximately $35.9 million relating primarily to the sale of approximately 19,776 acres from the Alico Ranch to several third parties. By comparison, for the fiscal year ended September 30, 2020, the Company recognized gains on sale of real estate, property and equipment and assets held for sale of approximately $30.4 million. Additionally, a decrease in interest expense of approximately $2.0 million for the fiscal year ended September 30, 2021, as compared to the fiscal year ended September 30, 2020, was primarily due to the reduction of the Company’s long-term debt from the making of mandatory principal payments and certain prepayments. In addition, the Company maintained lower balances on its lines of credit, which also resulted in reduced interest expense.

Guidance

The Company is providing the following net income, adjusted net income, EBITDA and adjusted EBITDA guidance for the fiscal year ending September 30, 2022.

•	Fiscal year 2022 net income is projected to be between $10.7 million and $12.7 million.
•	Fiscal year 2022 adjusted net income (after adjusting for certain expected non-recurring items) is projected to be between $5.4 million and $7.1 million.
•	Fiscal year 2022 EBITDA is projected between $33.7 million and $37.1 million.
•	Fiscal year 2022 adjusted EBITDA (after adjusting for certain expected non-recurring items) is projected to be between $26.0 million and $29.0 million.

The above guidance only includes estimates of gains from asset sales for sales transactions that have closed in fiscal year 2022 to date. In the event that any additional significant gains on asset sales are realized, Alico may decide to revise the Company’s guidance.

Dividend

On October 8, 2021, the Company paid a fourth quarter cash dividend of $0.50 per share on its outstanding common stock to stockholders of record as of September 24, 2021. Additionally, the Company has declared a first quarter of fiscal year 2022 dividend of $0.50 per share on its outstanding common stock to stockholders of record as of December 31, 2021.

Balance Sheet and Liquidity

The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:

•	The Company’s working capital was approximately $32.6 million at September 30, 2021, representing a 2.46 to 1.00 ratio.
•

The Company maintains a solid and improving debt to equity ratio. At September 30, 2021, September 30, 2020, and September 30, 2019, the ratios were 0.51 to 1.00, 0.68 to 1.00, and 0.82 to 1.00, respectively.

As of September 30, 2021, the Company had long-term debt, net of cash and cash equivalents, of approximately $125.4 million.

About Alico

Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Land Management and Other Operations, which include land leasing and related support operations. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance, or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules, including tax laws and tax rates; climate change; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and their by-products; increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; market pricing of citrus; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of refinancing; availability of financing for land development activities and other growth and corporate opportunities; onetime events; acquisitions and divestitures; ability to make strategic acquisitions or divestitures; ability to redeploy proceeds from divestitures; ability to consummate selected land acquisitions; ability to take advantage of tax deferral options; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; impact of the COVID-19 outbreak and coronavirus pandemic on our agriculture operations, including without limitation demand for product, supply chain, health and availability of our labor force, the labor force of contractors we engage, and the labor force of our competitors; other risks related to the duration and severity of the COVID-19 outbreak and coronavirus pandemic and its impact on Alico’s business; the impact of the COVID-19 outbreak and coronavirus pandemic on the U.S. and global economies and financial markets, including without limitation related legislative and regulatory initiatives; access to governmental loans and incentives; any reduction in the public float resulting from repurchases of common stock by Alico; changes in equity awards to employees; whether the Company's dividend policy, including its recent increased dividend amounts, is continued; expressed desire of certain of our stockholders to liquidate their shareholdings by virtue of past market sales of common stock, by sales of common stock or by way of future transactions designed to consummate such expressed desire; political changes and economic crises; ability to implement ESG initiatives; competitive actions by other companies; increased competition from international companies; changes in environmental regulations and their impact on farming practices; the land ownership policies of governments; changes in government farm programs and policies and international reaction to such programs; changes in pricing calculations with our customers; fluctuations in the value of the U.S. dollar, interest rates, inflation and deflation rates; length of terms of contracts with customers; impact of concentration of sales to one customer; changes in and effects of crop insurance programs, global trade agreements, trade restrictions and tariffs; soil conditions, harvest yields, prices for commodities, and crop production expenses.  Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

This press release also contains financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control.  There can be no assurance that the assumptions made in preparing the financial projections will prove accurate.  Accordingly, actual results may differ materially from the financial projections.

Investor Contact:

Investor Relations

(646) 277-1254

InvestorRelations@alicoinc.com

Richard Rallo

Senior Vice President and Chief Financial Officer

(239) 226-2000

rrallo@alicoinc.com

ALICO, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	September 30,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$886	$3,163
Accounts receivable, net	6,105	4,347
Inventories	43,377	40,855
Income tax receivable	3,233	781
Assets held for sale	160	1,366
Prepaid expenses and other current assets	1,152	1,387
Total current assets	54,913	51,899
Restricted cash	—	16,524
Property and equipment, net	373,231	350,061
Goodwill	2,246	2,246
Other non-current assets	2,827	3,207
Total assets	$433,217	$423,937
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,274	$3,533
Accrued liabilities	9,872	7,095
Long-term debt, current portion	4,285	9,145
Other current liabilities	875	1,385
Total current liabilities	22,306	21,158
Long-term debt:
Principal amount, net of current portion	122,009	139,106
Less: deferred financing costs, net	(986)	(1,151)
Long-term debt less current portion and deferred financing costs, net	121,023	137,955
Lines of credit	—	2,942
Deferred income tax liabilities, net	41,977	39,728
Other liabilities	306	372
Total liabilities	185,612	202,155
Commitments and Contingencies (Note 16)
Stockholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,526,004 and 7,492,524 shares outstanding at September 30, 2021 and September 30, 2020, respectively	8,416	8,416
Additional paid in capital	19,989	19,685
Treasury stock, at cost, 890,141 and 923,621 shares held at September 30, 2021 and September 30, 2020, respectively	(29,853)	(30,779)
Retained earnings	243,651	219,019
Total Alico stockholders' equity	242,203	216,341
Noncontrolling interest	5,402	5,441
Total stockholders' equity	247,605	221,782
Total liabilities and stockholders' equity	$433,217	$423,937

ALICO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Fiscal Year Ended September 30,
	2021	2020	2019
Operating revenues:
Alico Citrus	$105,796	$89,369	$119,031
Land Management and Other Operations	2,768	3,138	3,220
Total operating revenues	108,564	92,507	122,251
Operating expenses:
Alico Citrus	83,893	72,281	59,594
Land Management and Other Operations	778	2,307	2,297
Total operating expenses	84,671	74,588	61,891
Gross profit	23,893	17,919	60,360
General and administrative expenses	9,453	10,998	15,146
Income from operations	14,440	6,921	45,214
Other income (expense):
Investment and interest income, net	23	98	49
Interest expense	(3,987)	(5,981)	(7,180)
Gains on sale of real estate, property and equipment and assets held for sale	35,898	30,424	13,166
Change in fair value of derivatives	—	—	(989)
Other income (expense), net	13	(85)	(27)
Total other income, net	31,947	24,456	5,019
Income before income taxes	46,387	31,377	50,233
Income tax provision	11,567	7,663	12,783
Net income	34,820	23,714	37,450
Net loss (income) attributable to noncontrolling interests	39	(52)	383
Net income attributable to Alico, Inc. common stockholders	$34,859	$23,662	$37,833
Per share information attributable to Alico, Inc. common stockholders:
Earnings per common share:
Basic	$4.64	$3.16	$5.06
Diluted	$4.64	$3.16	$5.05
Weighted-average number of common shares outstanding:
Basic	7,516	7,484	7,472
Diluted	7,519	7,496	7,493
Cash dividends declared per common share	$1.36	$0.36	$0.24

ALICO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal Year Ended September 30,
	2021	2020	2019
Net cash provided by operating activities:
Net income	$34,820	$23,714	$37,450
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	15,122	14,282	13,603
Debt issue costs expense	179	238	321
Deferred income tax expense	2,249	7,603	3,267
Cash surrender value	(14)	(10)	11
Deferred retirement (expense) benefit	—	(5,226)	829
Gain on sale of real estate, property and equipment and assets held for sale	(35,898)	(30,424)	(13,166)
Inventory net realizable value adjustment	—	—	808
Loss on disposal of property and equipment	2,338	1,382	244
Change in fair value of derivatives	—	—	989
Impairment of long-lived assets	—	598	152
Impairment of right-of-use-asset	—	87	—
Insurance proceeds received for damage to property and equipment	(103)	—	(486)
Stock-based compensation expense	1,230	1,306	824
Changes in operating assets and liabilities:
Accounts receivable	(1,758)	(3,634)	1,531
Inventories	(2,522)	(712)	82
Prepaid expenses	(115)	(135)	(211)
Income tax receivable	(2,452)	(781)	15
Other assets	575	(839)	288
Accounts payable and accrued liabilities	3,429	(1,530)	(1,113)
Income tax payable	—	(5,536)	3,216
Other liabilities	(576)	666	178
Net cash provided by operating activities	16,504	1,049	48,832
Cash flows from investing activities:
Purchases of property and equipment	(22,258)	(18,785)	(18,050)
Purchases of citrus groves	(18,527)	(2,920)	(1,950)
Net proceeds from sale of real estate, property and equipment and assets held for sale	37,266	31,541	14,602
Insurance proceeds received for damage to property and equipment	103	—	486
Change in deposits on purchase of citrus trees	217	(458)	(108)
Advances on notes receivables, net	371	136	60
Purchases of mineral rights	(453)	—	—
Other	13	(25)	—
Net cash (used in) provided by investing activities	(3,268)	9,489	(4,960)
Cash flows from financing activities:
Repayments on revolving lines of credit	(50,735)	(114,581)	(89,231)
Borrowings on revolving lines of credit	47,793	117,523	86,546
Principal payments on term loans	(21,957)	(15,198)	(10,900)
Treasury stock purchases	—	(238)	(25,576)
Payment on termination of sugarcane agreement	—	—	(11,300)
Dividends paid	(7,138)	(2,466)	(1,833)
Deferred financing costs	—	(23)	—
Capital contribution received from noncontrolling interest	—	294	—
Net cash used in financing activities	(32,037)	(14,689)	(52,294)
Net decrease in cash and cash equivalents and restricted cash	(18,801)	(4,151)	(8,422)
Cash and cash equivalents and restricted cash at beginning of the period	19,687	23,838	32,260
Cash and cash equivalents and restricted cash at end of the period	$886	$19,687	$23,838
Supplemental disclosure of cash flow information:
Cash paid for interest, net of amount capitalized	$3,940	$5,832	$6,940
Cash paid for income taxes	$11,770	$6,403	$6,285
Supplemental disclosure of non-cash investing and financing activities:
Dividends declared but unpaid	$3,763	$674	$449

Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2021	2020	2021	2020

Net (loss) income attributable to common stockholders	$(972)	$17,204	$34,859	$23,662
Interest expense	802	1,382	3,987	5,981
Income tax (benefit) provision	(115)	5,635	11,567	7,663
Depreciation, depletion and amortization	3,772	3,625	15,122	14,282
EBITDA	3,487	27,846	65,535	51,588
Adjustments for non-recurring items:
Impairment of right-of-use asset	—	—	—	87
Impairment of long-lived assets	—	598	—	598
Employee stock compensation expense (1)	100	61	386	573
Separation agreement expense (2)	—	—	—	104
Corporate advisory fees	—	—	201	—
Insurance reimbursement – corporate matters	—	—	(658)	—
Federal relief and insurance proceeds - Hurricane Irma	—	—	(4,299)	(4,629)
Gains on sale of real estate, property and equipment and assets held for sale	(2,263)	(27,407)	(35,898)	(30,424)

Adjusted EBITDA	$1,324	$1,098	$25,267	$17,897

(1) Includes stock compensation expense for current executives and senior management.

(2) Includes separation expenses for a former senior manager.

Adjusted Net Income (Loss) Per Diluted Common Share

(in thousands)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2021	2020	2021	2020

Net (loss) income attributable to common stockholders	$(972)	$17,204	$34,859	$23,662
Adjustments for non-recurring items:
Impairment of right-of-use asset	—	—	—	87
Impairment of long-lived assets	—	598	—	598
Employee stock compensation expense (1)	100	61	386	573
Separation agreement expense (2)	—	—	—	104
Corporate advisory fees	—	—	201	—
Insurance reimbursement – corporate matters	—	—	(658)	—
Federal relief and insurance proceeds - Hurricane Irma	—	—	(4,299)	(4,629)
Gains on sale of real estate, property and equipment and assets held for sale	(2,263)	(27,407)	(35,898)	(30,424)
Tax impact	672	7,090	10,041	8,955

Adjusted net (loss) income attributable to common stockholders	$(2,463)	$(2,454)	$4,632	$(1,074)

Diluted common shares	7,539	7,502	7,519	7,496

Adjusted net (loss) income per diluted common share	$(0.33)	$(0.33)	$0.62	$(0.14)

(1) Includes stock compensation expense for current executives and senior management.

(2) Includes separation expenses for a former senior manager.

Alico utilizes the non-GAAP measures EBITDA, Adjusted EBITDA, and Adjusted Net Income per Diluted Common Share among other measures, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss) per Diluted Common Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization. Adjusted EBITDA is defined as net income (Loss) before interest expense, provision for income taxes, depreciation, depletion and amortization and adjustments for non-recurring transactions or transactions that are not indicative of our core operating results, such as gains or losses on sales of real estate, property and equipment and assets held for sale. Adjusted Net Income (Loss) per Diluted Common Share is defined as net income adjusted for non-recurring transactions divided by diluted common shares.

Fiscal Year 2022 Guidance

(in thousands)

Adjusted Net Income
Fiscal Year Ending
September 30, 2022
Projected range
Net Income	$10,700 - $12,700
Gains on sale of real estate, property and equipment and assets held for sale	($6,800) - ($7,000)
Federal relief proceeds - Hurricane Irma	($900) - ($1,100)
Tax Impact	$2,400 - $2,500

Adjusted Net Income	$5,400 - $7,100

Adjusted EBITDA
Fiscal Year Ending
September 30, 2022
Projected range
Net Income	$10,700 - $12,700
Interest expense	$3,400 - $3,600
Income tax provision	$4,800 - $5,700
Depreciation, depletion and amortization	$14,800 - $15,100

EBITDA	$33,700 - $37,100
Gains on sale of real estate, property and equipment and assets held for sale	($6,800) - ($7,000)
Federal relief proceeds - Hurricane Irma	($900) - ($1,100)

Adjusted EBITDA	$26,000 - $29,000